Exhibit 8.3

Assured Guaranty Ltd. 30 Woodbourne Avenue Hamilton HM 08 Bermuda

Mayer Brown International LLP

201 Bishopsgate

London EC2M 3AF

Telephone: +44 20 3130 3000
Fax: +44 20 3130 3001

www.mayerbrown.com
DX 556 London and City

Sandy Bhogal

Direct Tel +44 20 3130 3645
Direct Fax +44 20 3130 8951

sbhogal@mayerbrown.com

26 June 2014

Our ref: 21242/04291193

Dear Sirs

Registration Statement on Form S-3 - United Kingdom tax

1.                                      INTRODUCTION

1.1                               Our role

(a)                                 We have represented Assured Guaranty Ltd., a Bermuda company (“AGL”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the “Registration Statement”) relating to common shares, par value $0.01 per share, of AGL (the “Common Shares”) to be sold by selling shareholders. With respect thereto, we have considered certain material United Kingdom tax considerations relating to AGL and the ownership of the Common Shares by investors who acquire such shares in the offering. Specifically, in connection therewith, you have requested our opinion regarding the discussion of certain material United Kingdom tax considerations under the heading “Material Tax Considerations—Taxation of Shareholders—United Kingdom Taxation” in the Registration Statement.

(b)                                 This opinion is effective as of 26 June 2014 and is confined to matters of United Kingdom law as it relates to taxation in force at that date (as applied by the English courts) and with respect to the published practice of HM Revenue & Customs (“HMRC”) applying as at that date.  This opinion takes no account of any changes in law or published practice or relevant accounting standards after 26 June 2014 (including any changes with retrospective effect).  We have no obligation to update this opinion in the future to address future changes in legislation or published practice, even though such changes may affect the legal analysis or conclusions given in this opinion.

This is a legal communication, not a financial communication. Neither this nor any other communication from this firm is intended to be, or should be construed as, an invitation or inducement (direct or indirect) to any person to engage in investment activity.

Mayer Brown International LLP is a limited liability partnership (registered in England and Wales number OC303359) which is authorised and regulated by the Solicitors Regulation Authority. We operate in combination with other Mayer Brown entities with offices in the United States, Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

We use the term “partner” to refer to a member of Mayer Brown International LLP, or an employee or consultant who is a lawyer with equivalent standing and qualifications and to a partner of or lawyer with equivalent status in another Mayer Brown entity. A list of the names of members of Mayer Brown International LLP and their respective professional qualifications may be inspected at our registered office, 201 Bishopsgate, London EC2M 3AF, England or on www.mayerbrown.com.

2.                                      EXAMINATION AND ENQUIRIES

2.1                               Documents reviewed

We have reviewed: (i) the Registration Statement; and (ii) certain correspondence with HMRC relating to the application of the United Kingdom’s controlled foreign company rules to AGL and its subsidiaries (as referred to in the Registration Statement) (the “CFC clearance”), in each case to the extent necessary for the purposes of this opinion.

2.2                               No other examination or enquiry

We have made no further enquiries concerning any other aspect of the offering of the Common Shares, any of the documentation relating thereto or any other matter in connection with the giving of this opinion.

2.3                               Matters of fact

We have made no enquiry, and express no opinion, as to any matter of fact.  As to matters of fact which are material to this opinion, we have relied entirely and without further enquiry on statements made in the Registration Statement.  Any change, inaccuracy or material omission in the facts, information, covenants and representations made by AGL in the Registration Statement could affect our opinion stated herein.

2.4                               Assumptions

In giving this opinion, we have assumed:

(a)                                 the conformity to the originals of all copies of the Registration Statement and the CFC clearance submitted to us; and

(b)                                 the continuing accuracy and completeness of the facts, information, covenants and representations made by AGL in the Registration Statement.

3.                                      OPINION

3.1                               Opinion on United Kingdom tax law

Subject to the foregoing matters outlined in this letter, we are of the opinion that, under current United Kingdom tax law, the discussion set forth in the Registration Statement under the heading “Material Tax Considerations —Taxation of Shareholders—United Kingdom Taxation” constitutes, in all material respects, a fair and accurate summary of the United Kingdom tax considerations described therein relating to: (i) AGL ; and (ii) the ownership of the Common Shares by persons described under the heading “Material Tax Considerations —Taxation of Shareholders—United Kingdom Taxation”, who are not otherwise excepted in the Registration Statement and who acquire Common Shares pursuant to the Registration Statement.

3.2                               Reliance

(a)                                 This opinion is being furnished in connection with the Registration Statement.  This opinion is solely for the benefit of AGL.  It may not be disclosed or relied on by any other person or for any other purpose and is not to be quoted or made public in any way without our prior written consent (except that you may refer to this opinion in the Registration Statement).

(b)                                 Investors should consult their own tax advisers as to the particular tax consequences to them of an investment in the Common Shares.

(c)                                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours faithfully,

/s/ Mayer Brown International LLP

Mayer Brown International LLP